Exhibit 23.16

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-3, including any amendments thereto (the “Registration Statement”) of Yamana Gold Inc., I, Stuart E. Collins, P.E., hereby consent to the use of my name in connection with the report entitled “Technical Report on the El Peñón Mine, Northern Chile” dated December 7, 2010 (the “Report”), to the use of my name in connection with the written disclosure under the heading “Description of the Business — Material Producing Mines — El Peñón Mine”, other than the written disclosure under the heading “Mineral Projects — Summary of Mineral Reserves and Mineral Resources Estimate”, (the “Disclosure”) and to the inclusion or incorporation by reference of references to and extracts from or summaries of the Report and the Disclosure in the Registration Statement.

By:	/s/ Stuart E. Collins

Name:	Stuart E. Collins, P.E.

March 28, 2017